ACQUISITION AGREEMENT AMONG

 WENTWORTH ENERGY, INC. ("PURCHASER")

AND THE MEMBERS OF KLE MINERAL HOLDINGS, LLC ("SELLERS")

THIS ACQUISITON AGREEMENT, is made and entered into effective as of March 28, 2005 (the "Agreement"), among Wentworth Energy, Inc., a Oklahoma corporation ("Wentworth" or "Purchaser"), and the limited liability members and interest holders of KLE Mineral Holdings, LLC, a Kentucky Limited Liability Company ("KLE"), Sam P. Burchett, with an address of 200 W. Vine Street, Suite 400, Lexington, Kentucky 40507 and Stephen G. Lunn, with an address of 427/428 Old Brompton Road, South Kensington, London SW7 3SS, United Kingdom (British duel citizenship UK/NZ (respectively the "Sellers").

 WHEREAS, the Sellers and the Board of Directors of Purchaser have approved the terms of this Agreement and of the transactions contemplated hereby;

 WHEREAS, the Sellers and Purchaser have previously entered into an option agreement dated March 28, 2005, providing for the payment of an initial option amount of $50,000 and $10,000 per month till Final Closing and upon such payments that Sellers are irrevocably required to sell to Purchaser their Limited Liability Interest, at Final Closing to occur after June 1, 2005 and before August 31, 2005, in exchange for the Purchase Price and, upon completion of Purchasers due diligence and other matters;

 WHEREAS, this Agreement provides for the terms of the acquisition from Sellers and transfer of all of Sellers' Limited Liability Interests (4 Units) in KLE to Purchaser in exchange for the Purchase Price as set forth herein; and

 WHEREAS, the Sellers and Purchaser desire to set forth the terms of the agreement in connection with the transactions provided for.

NOW, THEREFORE, in consideration of the promises and representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

Definitions. As used herein, the following terms shall have the following meanings:

 "Acquired and Assumed Assets and Liabilities" is defined as all the disclosed assets and liabilities of KLE as of the date of Closing and set forth on exhibits and schedules to this Agreement.

 "Agreement" has the meaning specified in the introductory paragraph above but shall include all exhibits, schedules and Ancillary Documents as if fully set forth and incorporated herein.

 "Ancillary Documents" as to any Person means all agreements, releases, certificates and other documents contemplated by this Agreement and where required to be entered into or executed by such Person; and where a reference to a Person is made in conjunction with a reference to "Ancillary Documents," the term shall refer only to such documents which such Person has entered into or executed.

"Closing" is defined as the initial execution and delivery of this Agreement and all transactions contemplated herein to be completed prior to the Final Closing and as further specified in Section 3.01 hereof.

 "Closing Date" is defined as the date agreed to by the parties, not sooner than June 1, 2005 and before August 31, 2005 whereby the Final Closing shall take place and as further specified in Section 3.01 hereof.

 "Code" means the Internal Revenue Code of 1986, as amended.

 "Common Stock" means the common stock of Wentworth Energy, Inc.

 "Effective Date" The effective date of this agreement is March 28, 2005.

"Final Closing"  is defined as when the Option is exercised by Purchaser, the Sellers' transfer the Limited Liability Interest to Purchaser in exchange for the Purchase Price on the Closing Date.

 "Governmental Entity" has the meaning specified in Section 4.02 hereof.

 "Knowledge" means, with respect to any Person, (I) actual knowledge of such Person (including the actual knowledge of the officers, directors and key employees of such Person).

"Laws" means all applicable common law and any statute, law, code, ordinance, regulation, rule, resolution, order, determination, writ, injunction, award (including, without limitation, any award of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof. The laws of the Commonwealth of Kentucky will have overriding preference if not otherwise noted.

 "Limited Liability Interest(s)" means the entire interest of the members in KLE Mineral Holdings, LLC, a Kentucky limited liability company, in the form of 4 Units, held by the individual Sellers (1 unit held by Sam P. Burchett and 3 units held by Stephen G. Lunn).

"Option" means the Option Agreement entered into on March 28, 2005 whereby Purchaser, upon full payment of the Option Amount shall have the right to close on the transactions contemplated by this Agreement. The option becomes irrevocable to Sellers upon full payment of the Option Amount and may be exercised by Purchaser anytime after June 1, 2005 and before August 31, 2005.

"Option Amount" shall mean the initial payment of $50,000 paid upon execution of the Option and any further monthly instalments of $10,000 commencing on April 1, 2005 and continuing on each successive first day of the month through August 1, 2005 and not exceeding a total amount of $100,000.

"Person" means a natural person, corporation, partnership or other business entity, or any Governmental Entity.

"Properties" means the KLE's interest in 119 patents and other assets associated with those patents as more fully described in Exhibit E, also identified as Acquired Assets.

"Purchase Price" has the meaning specified in Section 3.02 hereof.

Purchaser" has the meaning specified in the introductory paragraph above.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Sellers" as previously defined and specified in the introductory paragraph above are Sam P. Burchett and Stephen G. Lunn. This shall mean the individual limited liability interest holders of KLE for purposes of the sale of the entity known as KLE.

ARTICLE 1 – EXERCISE OF OPTION TO PURCHASE INTERESTS

1.01    Option Rights. Previously, Purchaser entered into an Option Agreement for the amount of $50,000.00 plus $10,000 per month until Closing, (as defined hereinabove the "Option Amount") executed by the parties on March 28, 2005 (a copy of which is attached hereto and incorporated herein as Exhibit F). Upon full payment of the Option Amount in the instalments provided for in the Option Agreement, Purchaser will have the right to exercise the option to acquire the Limited Liability Interests of Sellers for a period extending from June 1, 2005, through August 31, 2005. The total amount paid under the option agreement shall be deducted from the cash portion of the Purchase Price at the Final Closing. As provided in the Option Agreement, the failure by Purchaser to make any instalment, when due, renders the Option null and void with no obligation by Sellers to return any Option instalments previously paid all such payments to be deemed liquidated damages to Sellers.

1.02    Exercise of Option. Upon payment of the entire Option Amount  the option shall be deemed irrevocable by the parties and the Closing of the acquisition of the Limited Liability Interests pursuant to this Agreement shall take place at a date after June 1, 2005, but before August 31, 2005, at Purchaser's election and determination.

 1.03    Failure to Exercise. Should Purchaser fail to exercise the Option and close on this Agreement by August 31, 2005, the Sellers shall retain the Option Amount as liquidated damages and shall have no further obligation to sell the Limited Liability Interest to Purchaser.

ARTICLE 2 – PURCHASED INTERESTS AND ASSUMED LIABILITIES

2.01 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, Purchaser will offer to acquire the Sellers' Limited Liability Interest as set forth on Schedule 2.01 from Sellers in exchange of the Purchase Price as set forth and defined in Section 3.01

2.02 Transfer of ownership. Ownership rights in the Properties will remain with KLE and Sellers will be transferring their respective ownership rights in KLE. KLE will have the assets and liabilities as set forth on Exhibit B (as defined the Assumed Assets and Liabilities), with net changes in the worth of these assets and liabilities only to occur in the normal course of business during the period of operation prior to acquisition of the Limited Liability Interests by Purchaser.

2.03 Transfer free from charge. Interests tendered will be acquired on the terms of the offer, free from charges and encumbrances not specifically set forth in this Agreement, together with all rights attaching thereto.

2.04 Assumption of liabilities. Purchaser will take KLE subject to those Assumed Liabilities which are associated with KLE, including mining or clean up costs and facilities closing costs as set out in Schedule 2.04.

2.05 Recommendation/Consent. KLE is a member managed limited liability company and therefore does not require the consent of any managing member. The sale of any member's limited liability interest requires the consent of a majority of the non-selling members. As there are only two members, the execution of this Agreement by both members shall constitute the requisite consent as required under applicable Kentucky law and the KLE operating agreement as well as any recommendation of sale by KLE's interest holders.

ARTICLE 3 – THE CLOSING; PURCHASE PRICE

 3.01 Closing and Final Closing. The Closing shall occur upon execution of this Agreement which may be held in escrow pending final due diligence and arrangements for funding the Purchase Price.  The Final Closing of the transaction contemplated by this Agreement shall occur after June 1, 2005 and before August 31, 2005 at Purchaser's election. At the Final Closing, on the Closing Date, all rights to the Interests of Sellers in KLE shall be assigned, transferred and conveyed to Purchaser in exchange for the Purchase Price as set forth in Section 3.02, including the delivery of the agreed shares in Purchaser and cash in accordance with the Closing Procedure set out in Exhibit A.

 3.02 Purchase Price. The Purchase Price is Twelve Million Two Hundred and Fifty Thousand Dollars and no cents ($12,250,000) in a tax-free exchange (if applicable) of the Limited Liability Interest of Sellers for Seven Million Five Hundred Thousand (7,500,000) common shares (at an agreed upon value of $1.50 per share) in Wentworth stock and the payment of $1,000,000 (less the aggregate amount already paid to Buyer pursuant to the option agreement) in cash payable as follows: one-third (1/3) of the balance due at Closing payable on or before June 1, 2005, one-third (1/3) of the balance due at Closing payable on or before July 1, 2005 and the remaining one-third of the balance due at Closing on or before August 1, 2005 all of which shall be paid into an escrow account to be set up specifically for this purpose at Central Bank and Trust Company, a financial institution, located in Lexington, Kentucky. Therefore, on the Closing Date at the Final Closing, Purchaser shall purchase all of the Limited Liability Interests and associated rights for a price of Twelve Million, Two Hundred and Fifty Thousand Dollars and no cents ($12,250,000). Sellers, at their sole option, may elect to receive, in lieu of cash at Final Closing, an additional Six Hundred and Sixty Six Thousand Six Hundred and Sixty Seven (666,667) common shares of Wentworth stock (valued for purposes of this Agreement at $1.50 per share), minus an amount of common shares equal to the amount of payments previously paid pursuant to the Option Agreement, divided by $1.50, with such election to be exercised in writing within one business day of the Closing Date.

            3.02(a) At the Final Closing, Wentworth will also issue Seven Million Five Hundred Thousand (7,500,000) shares of Wentworth common stock (valued at $1.50 per share only for purpose of the exchange) to Sellers in the proportions of their ownership of the Limited Liability Interest in further exchange for the acquisition of the Limited Liability Interest and in satisfaction of Eleven Million Two Hundred and Fifty Thousand Dollars and no cents ($11,250,000) of the Purchase Price which exchange shall be deemed a tax-free exchange.

             3.02(b) At the Final Closing, if Wentworth is unable to make the payment of the cash portion of the Purchase Price as provided in section 3.02 ($1,000,000 less the amount of payments already made pursuant to the Option Agreement) it shall be at Sellers' sole option, whether to elect to take the entire Purchase Price in shares of Wentworth (valued for purposes of this Agreement at $1.50 per share) or declare the Agreement null and void. In electing to declare the Agreement null and void, Sellers shall retain the Option Amount as its sole liquidated damages.

3.03 Post Acquisition Cooperation. The Purchaser and Sellers, post acquisition, shall exert all efforts to increase the probability of prevailing in any existing and future litigation and in exploring, developing and leasing the Properties with the intent to bring them into production.

3.04 Representation to the Board of Directors. Sellers and Purchaser agree that, post Closing, it will be in the parties' interest to have at least two former members of KLE on the Board of Directors of Purchaser. It is therefore the expressed intention of the parties to make the necessary arrangements to propose to the annual general meeting of Purchaser to elect two new members to the Board of Directors of Purchaser reflecting the shareholders situation post-acquisition. To the extent possible, by a written consent of a majority of the Wentworth shareholders, the two (2) newly-appointed board members will be Sam Burchett and Stephen Lunn, and their appointment will be ratified, if necessary, at the next Annual General Meeting of the shareholders.

3.05     Total Number of Wentworth Shares Outstanding. Wentworth warrants that it shall have no more than twenty-five (25) million shares of common stock outstanding after the completion of the transactions contemplated by the Agreement and the subsequent financing for the exploration and development of the Properties. Any subsequent issuance of additional Wentworth common stock shall be accomplished such that there shall be equal dilution of the ownership immediately after the final closing and issuance of the seven million five hundred thousand  (7,500,000) shares to Sellers.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

OF SELLER

 Seller hereby represents and warrants to Purchaser as follows:

4.01 Organization, Good Standing and Foreign Qualification. Sellers represent that KLE is a Limited Liability Company duly organized, validly existing and in active standing under the laws of the Commonwealth of Kentucky.

4.02 Authority Relative to Agreements. Sellers have the requisite individual power and authority to enter into this Agreement and all Ancillary Documents, and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and each ancillary document, and the consummation of the transactions provided for herein and therein, have been duly authorized by the unanimous consent of the Members of KLE and do not violate any provision of the respective Articles of Organization or Operating Agreement of KLE. The execution by Sellers of this Agreement and each ancillary document, and the consummation of the transactions provided for hereby and thereby, will not conflict with or effect a breach, violation, default, or cause an event of default, under any mortgage, lease, or other material agreement or instrument, or any statute, regulation, order, judgment or decree to which KLE or Sellers are a party or by which they are bound, or any law or governmental regulation applicable to Sellers, or require the consent of any Person (other than the parties to this Agreement). Without limiting the generality of the foregoing, no notices, reports or other filings are required to be made by Sellers with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Sellers from, any government or governmental, regulatory or administrative authority or agency, domestic or foreign (each, a "Governmental Entity"), in connection with the execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated by this Agreement and the Ancillary Documents. This Agreement and the Ancillary Documents constitute legal, valid and binding obligations of Sellers, enforceable in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting rights of creditors generally and general principles of equity, whether applied at law or in equity.

4.03  Tax Matters. KLE was organized in May, 2004 and there have been no state or federal tax returns due or filed by KLE. Sellers will cause KLE to file the appropriate state and federal partnership returns for KLE on or before the due dates for those returns or any applicable extension(s). KLE may also be subject to unmined minerals tax returns and will file such returns or seek the appropriate extensions for the filing of such returns.

4.04. Litigation. Sellers have and continue to represent to Purchaser the various litigations pending in state and federal court, including bankruptcy court, regarding certain patents and associated rights included in the Properties. Schedule 4.04 contains the current listing of outstanding litigation matters regarding the Properties that are known to the best of Sellers' knowledge. Sellers specifically make no representation or warranty regarding litigation unknown to Sellers or that no further litigation will result and specifically avers that to the best of Sellers' knowledge further litigation may or will occur regarding the Properties and their associated leasing and development. Further, Sellers make no representation or warranty regarding the amount of legal invoices that may be associated with such pending litigation or any future litigation. It is anticipated that substantial future legal fees will be incurred in defending and prosecuting the rights of KLE to the Properties. Purchaser, as of the date of this Agreement, has not reviewed all pleadings in the litigations set forth on Schedule 4.04. Sellers, at Purchaser expense, will provide copies of all such pleadings and other documents deemed necessary by Purchaser to complete its due diligence of Sellers and KLE regarding said litigations prior to Closing.

4.05. Brokers. Neither Sellers nor Purchaser shall have any obligation or liability to pay any fee or other compensation to any Person engaged by either in connection with this Agreement and the transactions contemplated hereby except as specifically disclosed along with the exact amount of any such broker fee and expense(s) as set forth on Schedule 4.05.

4.06. True Copies.   All copies of documents delivered or made available to Purchaser in connection with this Agreement are true and correct copies of the originals thereof.

            4.07. Compliance with Law. KLE and each Seller is in material compliance with all federal, state and local laws, regulations and ordinances applicable to their business and operations other than the filing of and payment of the unmined minerals taxes.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

5.01 Organization, Good Standing and Foreign Qualification. Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on Purchaser.

5.02 Capitalization and Financial Resources. Purchaser has the necessary capitalization and financial resources to fulfill its commitments set forth in this Agreement, including but not limited to fulfilling the Purchase Price obligations set forth herein.

5.03 Authority Relative to Agreements. Purchaser has the requisite corporate power and authority to enter into this Agreement and all Ancillary Documents, and to carry out their obligations hereunder and thereunder including but not limited to the issuance of the shares contemplated in the Purchase Price. The execution and delivery of this Agreement and each ancillary document, and the consummation of the transactions provided for herein and therein, have been duly authorized by the unanimous consent of the Board of Directors of Purchaser or an authorized Committee thereof, and does not violate any provision of the respective Certificates of Incorporation or Bylaws of Wentworth. The execution by Purchaser of this Agreement and each ancillary document, and the consummation of the transactions provided for hereby and thereby, will not conflict with or effect a breach, violation, default, or cause an event of default, under any mortgage, lease, or other material agreement or instrument, or any statute, regulation, order, judgment or decree to which Purchaser is a party or by which it is bound, or any law or governmental regulation applicable to Purchaser, or require the consent of any Person (other than the parties to this Agreement). Without limiting the generality of the foregoing, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any government or governmental, regulatory or administrative authority or agency, domestic or foreign (each, a "Governmental Entity"), in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Documents. This Agreement and the Ancillary Documents constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting rights of creditors generally and general principles of equity, whether applied at law or in equity.

            5.04 Tax Matters. To the best Knowledge of Purchaser, Purchaser has duly and timely filed all tax returns and reports required to be filed by Purchaser prior to Closing, except to the extent that any failure or alleged failure to file any Tax return or report would not have a material adverse effect on Purchaser or the Assets. All of Purchasers' tax returns and reports are true and complete in all material respects.

            5.05. Litigation. Purchaser represents that there is no prosecution, suit, action, arbitration proceeding or governmental proceeding pending, or to the best Knowledge of Purchaser, materially threatened, against or affecting Purchaser or the transactions contemplated by this Agreement. Except as set forth in this agreement to the best Knowledge of Purchaser, there is not outstanding against Purchaser any decision, judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Entity and no material prosecution of Purchaser as Defendant.

            5.06. Brokers. Purchaser shall not have any obligation or liability to pay any fee or other compensation to any Person engaged by Purchaser in connection with this Agreement and the transactions contemplated hereby.

            5.07. True Copies. All copies of documents delivered or made available to Purchaser in connection with this Agreement are true and correct copies of the originals thereof.

            5.08. Compliance with Law. Purchaser is in material compliance with all federal, state and local laws, regulations and ordinances applicable to its business and operations.

ARTICLE 6 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION DISCLAIMER

            6.01.  Survival of Representations and Warranties of the Parties. Except as provided in Section 6.02 and the tax obligations set forth herein, all representations and warranties made by any party hereto contained in this Agreement or in any Ancillary Document, and the indemnification obligations of each party hereto with respect to representations and warranties, shall survive for a period ending two (2) years following the Closing Date. Notwithstanding the foregoing, the representations and warranties relating to Section 4 and Section 5 hereof, and the indemnity obligations with respect to such representations and warranties, shall remain operative and in full force and effect until the expiration of the applicable statute of limitations.

            6.02     Return of Documents. Should the Closing not occur, Purchaser agrees to return to Sellers all documents, agreements, contracts, pleadings, maps, engineering studies, title reports and all other documents that Purchaser obtained during its due diligence. The term documents shall include those in electronic format.

            6.03     Disclaimer.     Sellers and KLE make no representations regarding title to the Properties. A copy of the prior title report has been provided to Purchaser, who may at its option, update said title report. Purchaser has the right to cancel the transactions contemplated by this Agreement during the Option period if, in its opinion, it is not satisfied with the status of the title issues related to the Properties. Sellers specifically do not warrant or represent that a title policy may be obtained on the Properties and Purchaser acknowledges this.

 ARTICLE 7 – CONDITIONS TO THE CLOSING

 7.01.  Condition to Obligations of Purchaser. The obligations of Purchaser to close the transactions contemplated hereby on the Closing Date are subject to the satisfaction of the terms set out in Section 3 and the following condition:

 (a)        Sellers will provide to Purchaser all geological reports, assays and other information necessary to the development and mining operation of the Properties prior to Final Closing.

(b)      Wentworth will assume no liabilities from KLE associated with the Properties other than as set forth in this Agreement.

(c)       Two new directors: Stephen G. Lunn and Sam P. Burchett will have been nominated and accepted their nomination for ascendancy to the Wentworth Board of Directors.

            7.02. Condition to Obligations of Seller. The obligations of Sellers to close the transactions contemplated hereby on the Final Closing Date are subject to the satisfaction of the terms set out in Section 3 and the following condition:

(a)    Prior to the issuance of the Seven Million Five Hundred Thousand (7,500,000) shares to the Sellers under this Agreement, there will be no more than Seventeen Million Five Hundred Thousand (17,500,000) total issued and outstanding shares, fully diluted, assuming all conversions and option/warrant exercises, in Wentworth.

ARTICLE 8 - THE CLOSING

At the Final Closing, the parties shall deliver the documents and instruments and take the actions set out in Exhibit A:

8.01.   Title Transfer. Sellers shall deliver to Purchaser an Assignment of each of their Interests as they relate to KLE, constituting all of the interests intended to be exchanged for shares of Purchaser, conveyed in recordable form for the title recording instrumentality in Fayette County, Kentucky, if necessary.

8.02    Share Issuance, Cash Delivery.         Purchaser shall deliver the One Million Dollars ($1,000,000) in cash from the escrow account (or in the event Purchaser elects to close prior to August 1, 2005, the amount in the escrow account and any additional cash to fund the $1,000,000) in the form of wire transfer or other immediate funds less the total amount of payments already made to the Buyer pursuant to the Option Agreement and Seven Million Five Hundred Thousand (7,500,000) shares of its restricted common stock, issued in the name of Sellers or as directed by Sellers prior to Closing.

ARTICLE 9 – ADDITIONAL AGREEMENTS

9.01. Agreements As to Tax Matters. The parties to this Agreement will cooperate fully with each other, in connection with the preparation, signing and filing of tax returns and in any administrative, judicial or other proceeding involving taxes relating to KLE or the Properties.

9.02. Post-Closing Documents. The parties hereto will cooperate with one another after Final Closing and, without any further consideration, will execute and deliver such other documents as shall be reasonably required after the Final Closing and to take any other action necessary to carry out the intent and purposes of this Agreement.

9.03. Notice. Each party shall notify the others of any claim, demand, action, suit or proceeding relating to or arising in connection with, the Assumed Assets and Liabilities as soon as practicable after learning of such claim, demand, action, suit, or proceeding.

            9.04 Registration Commitment of Purchaser. Purchaser agrees that it will cause to be filed a Registration Statement, on Form SB-2 or S-3, as appropriate, to effect the registration of the Seven Million Five Hundred Thousand (7,500,000) shares issued to Seller (plus the 666,667 additional shares minus an amount of common shares equal to the amount of payments previously paid pursuant to the Option Agreement, divided by $1.50, should Sellers elect to take additional stock in lieu of cash at Final Closing). This Registration must be filed within sixty (60) days of Final Closing.

ARTICLE 10 - GENERAL PROVISIONS

 10.01. Expenses. Each party shall pay its own expenses (including legal and accounting costs and expenses) in connection with the negotiation, preparation and consummation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

10.02. Governing Law; Waiver of Jury Trial. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Kentucky as to the Properties and any title issues, and as to the laws of the State of Oklahoma with respect to corporate issues governing Wentworth and/or its securities. The parties agree to jurisdiction and venue in federal court in the Eastern District of Kentucky and agree to waive rights to jury trial.

10.03. Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

10.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice), or if sent by telecopy to the parties at the following telecopy numbers:

If to Purchaser:

Wentworth Energy, Inc.

11300 West Olympic Blvd, Suite 800

Los Angeles, California 90064

If to Sellers:

Stephen G. Lunn

427/428 Old Brompton Road

South Kensington London SW7 3SS

United Kingdom

 Sam P. Burchett

200 W. Vine Street, Suite 400

Lexington, Kentucky 40507

KLE Mineral Holdings, LLC

200 W. Vine Street, Suite 400

Lexington, Kentucky 40507

  10.05 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors of Sellers and Purchaser.

10.06. Final Agreement; Entire Agreement. This Agreement, including all exhibits, schedules attachments and any agreements set forth as an annex to any this Agreement, is the final agreement between the parties and constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, whether signed or unsigned, with respect to the subject matter hereof, and specifically supersedes the Letter of Intent between the parties dated December 21, 2004.

10.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. Facsimile signatures may be accepted if followed by delivery of actual signature.

10.08. Preparation of Agreement. Purchaser prepared this Agreement and the Ancillary Agreements solely on its behalf. Each party to this Agreement acknowledges that: (I) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion.

10.09. Confidentiality. Except as to the extent required by law, without the prior written consent of the other party, neither Wentworth nor Sellers shall directly or indirectly make any public comment, statement or communication with respect to, or otherwise disclose or permit disclosure of the existence of discussions regarding a possible transaction between the parties and the terms, conditions or other aspects of the transactions set forth in the Agreement until Closing has occurred.

IN WITNESS WHEREOF, the parties have duly executed this stock purchase agreement as of the date first written above.

  WENTWORTH ENERGY, INC.

 BY:

_______________________

Gordon McDougal

President

KLE MINERAL HOLDINGS LLC

BY: ITS INDIVIDUAL MEMBERS OF KLE

 _______________________                                            _______________________

Stephen G. Lunn                                                                Sam P. Burchett

Exhibit A

Closing Procedure

1.    Each party shall have satisfied conditions to closing as set forth in the Agreement.

2.    The Sellers shall have delivered their respective Limited Liability Interests in KLE Mineral Holdings, LLC to Purchaser.

3.    Purchaser shall have delivered the Purchase Price.

4.    Upon the exchange of the Limited Liability Interest for the Purchase Price at the Final Closing the transaction shall be deemed closed.

Exhibit B

Recommendation from the Managing Members to the interest holders of

KLE

 THE MEMBERS OF KLE MINERAL HOLDINGS, LLC HEREBY FORMALLY RECOMMEND COMPLETION OF THE TRANSACTIONS CONTEMPLATED BY THE ACQUISITION AGREEMENT

 ______________________                                   ________________________

Stephen G. Lunn                                                        Sam P. Burchett

Exhibit C

ASSUMED ASSETS/LIABILITES

Assets/Properties

This is a complete list of all assets and liabilities of KLE, which are being assumed as part of this agreement.

The assets and liabilities are:

Assets:

A.    KLE's interest in the DeGroot Patents pursuant to the Graham Lease all as set forth in the Greenbaum Doll and McDonald title opinion to Kentucky Land and Exploration and as further set forth in the Davis reserve study dated March 2005.

B.    The claims of Kentucky Land and Exploration acquire by KLE Mineral Holdings, LLC, including those claims in the Perry County Litigation, the claims asserted in the Horizon Bankruptcy which include prepetition claims and administrative claims, post petition.

C.    All books and records of Kentucky Land and Exploration acquired by KLE Mineral Holdings, LLC.

D.    All unasserted claims of Kentucky Land and Exploration acquired by KLE Mineral Holdings, LLC.

E.    All other rights, title and interest of Kentucky Land and Exploration that was acquired by Mineral Holdings, LLC including rights to extract, intangible rights and all contract rights.

Liabilities:

A.    The only liability acquired by KLE Mineral Holdings, LLC, was the legal invoices of Sam P. Burchett, Attorney at Law as well as continuing legal expenses in representation KLE Mineral Holdings, and its predecessor in interest Kentucky Land and Exploration in the Perry Circuit Court action and in the Horizon Bankruptcy.  The total of those invoices shall not exceed $175,000.00.

B.    KLE Mineral Holdings, LLC has retaind Potter Stephens, a local accounting firm for purposes of the partnership return for 2004.  Those expense should not exceed $2,500.00.

C.    KLE Mineral Holdings, LLC may be liable for unmined minerals taxes the amount of which has not be determined.

Exhibit D

List of KLE Members

Stephen G. Lunn

Sam P. Burchett

Exhibit E

Legal Description of the property owned by KLE

 ATTACHED TO EXHIBIT E IS TITLE OPINION OF GREENEBAUM DOLL AND MCDONALD, ALONG WITH PROPERTY DESCRIPTION OF 119 PATENTS.

EXHIBIT F

EXECUTED OPTION AGREEMENT

SCHEDULES TO ACQUISITION AGREEMENT

2.01    LIMITED LIABILITY INTERESTS

Stephen G. Lunn                                3 Units of KLE Mineral Holdings, LLC

Sam P. Burchett                                 1 Unit of KLE Mineral Holdings, LLC

2.02    ASSUMED LIABILITIES

Liabilities:

A.    The only liability acquired by KLE Mineral Holdings, LLC, was the legal invoices of Sam P. Burchett, Attorney at Law as well as continuing legal expenses in representation KLE Mineral Holdings, and its predecessor in interest Kentucky Land and Exploration in the Perry Circuit Court action and in the Horizon Bankruptcy.  The total of those invoices shall not exceed $175,000.00.

B.    KLE Mineral Holdings, LLC has retained Potter Stephens, a local accounting firm for purposes of the partnership return for 2004.  Those expense should not exceed $2,500.00.

C.    KLE Mineral Holdings, LLC may be liable for unmined minerals taxes the amount of which has not be determined.

4.04    Existing Litigation in Kentucky

            A.    PERRY CIRCUIT COURT ACTION:

CIVIL ACTION NO. 96-CI-000489 and styled:

ESTATE OF JOSEPH D. WEDDINGTON  V. CYPRUS AMAX MINERALS COMPANY, et al   DEFENDANTS and   KENTUCKY LAND AND

EXPLORATION COMPANY  INTERVENING  PLAINTIFF V. ESTATE OF JOSEPH D. WEDDINGTON, et al. DEFENDANTS.

            B.    HORIZON BANKRUPTCY:

MAIN CASE STYLED:

IN RE:  HORIZON NATURAL RESOURCES

COMPANY, et. al.CASE NO. 02-14261 WSH

DEBTOR

1.        Prepetition claims for compensatory and tort claims arising out of the

Perry Circuit Court action.

2.        Post petition administrative claims for compensatory and tort claims arising out of the Perry Circuit Court Action.

3.        Objections to the post petition claims filed by Lexington Coal

4.        Objections to the prepetition claims filed by Debtor and Lexington Coal.

5.        Adversary Proceeding:

Adversary Case No. 04-1643 styled as follows:

GEOFFREY L. BERMAN, solely in his capacity as the Liquidating Trustee of the HNR Liquidating Trust; INTERNATIONALCOAL GROUP, INC. f/k/a Newcoal, LLC; ICG HAZARD, LLC; LAUREN LAND COMPANY vs. ESTATE OF JOSEPH D. WEDDINGTON; DEFENDANTSEZRA C. ADAIR, d/b/a A.C.E. DevelopmentCompany and Klondike Mining, Inc; KLONDIKE MINING, INC.; KENTUCKY LAND AND EXPLORATION COMPANY, [predecessor to KLE Mineral Holdings LLC] and JOHN and/or JANE DOES 1-100

4.05    Brokers

Sellers:

Sellers are not obligated to any broker regarding the transactions contemplated by this Agreement.